Exhibit 99.1

news release
Media Hotline: 1-888-326-6694
Resource Center: 1-800-732-6643

Contact:	Janis Smith	Jason Lobo
	202-752-6673	202-752-1692

Number:	4473

Date:	September 10, 2008

Fannie Mae Permitted to Pay Third Quarter Preferred Stock Dividends

Washington, DC – Fannie Mae (FNM/NYSE) today announced that the company has received the consent of the conservator, the Federal Housing Finance Agency (FHFA), and the United States Department of the Treasury to pay the previously declared but unpaid dividends on all of its outstanding preferred stock series, on September 30, 2008, as scheduled. The dividends were declared prior to FNM being placed in conservatorship, and are therefore an outstanding obligation to be honored. The record date, as previously announced, is September 15, 2008. Treasury’s consent is limited solely to the payment of this previously declared but unpaid preferred stock dividend. As announced on Sunday, September 7, future common and preferred stock dividends will be eliminated.

For specific information on these dividends, please refer to the company’s August 8, 2008 announcement at www.fanniemae.com/newsreleases/2008/4445.jhtml.

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This press release does not constitute an offer to sell or the solicitation of an offer to buy securities of Fannie Mae. Nothing in this press release constitutes advice on the merits of buying or selling a particular investment. Any investment decision as to any purchase of securities referred to herein must be made solely on the basis of information contained in Fannie Mae’s applicable Offering Circular, and that no reliance may be placed on the completeness or accuracy of the information contained in this press release.